Exhibit 99.4

FOR IMMEDIATE RELEASE	Contact:	Barbara K. Hembree
December 17, 2010		317.465.0445
		bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2010 Board of Directors Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of the Indiana and Michigan election of member directors and the district-wide election of independent directors to its Board of Directors for terms beginning January 1, 2011.

The following director was elected in Indiana:

Dan L. Moore, President-Chief Executive Officer of Home Bank, Martinsville, Indiana, was elected to the open Indiana member director seat with a four-year term ending December 31, 2014.

Charles L. Crow was unable to run for re-election due to term limits.

The following directors were elected in Michigan:

James D. MacPhee, Chief Executive Officer of Kalamazoo County State Bank, Schoolcraft, Michigan, was elected to the first open Michigan member director seat with a four-year term ending December 31, 2014.

Thomas R. Sullivan, President/Chief Executive Officer of Firstbank Corporation, Alma, Michigan, was elected to the second open Michigan member director seat with a four-year term ending December 31, 2014.

John L. Skibski, EVP/Chief Financial Officer/Director of Monroe Bank & Trust, Monroe, Michigan, was elected to the third open Michigan member director seat with a one-year term ending December 31, 2011.

Paul Clabuesch, Chairman Emeritus of Thumb National Bank and Trust, Pigeon, Michigan, was elected to the fourth open Michigan member director seat with a one-year term ending December 31, 2011.

Timothy P. Gaylord, President/Chief Executive Officer of Mason State Bank, Mason, Michigan, was elected to the fifth open Michigan member director seat with a one-year term ending December 31, 2011.

Incumbents Christine A. Coady, President and CEO of  Opportunity Resource Fund (formerly known as Michigan Interfaith Trust Fund), Detroit, Michigan;  Elliot A. Spoon, Assistant Dean, Professor of Law in Residence at Michigan State University College of Law in East Lansing, Michigan; and Larry A. Swank, President and CEO of Sterling Group, Inc., Mishawaka, Indiana were elected to the three open district-wide independent director seats.  Mr. Spoon was elected to a four-year term ending December 31, 2014, and will also serve as a public interest director.  Mr. Swank was also elected to a four-year term ending December 31, 2014.  Ms. Coady was elected to a one-year term ending December 31, 2011.

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Building Partnerships. Serving Communities.
     The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.